Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Lower Fourth Quarter Earnings Due to LLR Provisioning, Strong Balance Sheet Growth and Record 2007 Earnings

ARLINGTON, VA, Wednesday, January 23, 2008 —Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Highlights:

•	Net income of $5.6 million representing a 12.8% decrease over fourth quarter 2006
•	Diluted earnings per share down 8.0% to $0.23
•	Assets, loans and deposits up 5.0%, 6.0%, and 3.5%, sequentially
•	Total non-performing loans and loans past due 90+ days finished at 0.19% of total assets

Year 2007 Highlights:

•	Net income of $25.8 million representing a 5.2% increase over 2006
•	Diluted earnings per share up 6.1% to $1.04
•	Assets, loans and deposits up 20.0%, 18.1%, and 16.4%
•	Net charge-offs of 0.01%
•	Efficiency ratio of 47.8%
•	Four new branches opened

Peter A. Converse, Chief Executive Officer, commented, “Although our fourth quarter earnings didn’t represent a strong finish by historical standards, we are pleased with our overall performance for the quarter and especially the year in light of a very challenging banking environment.  Despite our unwavering commitment to prudent loan underwriting, our strong risk management and problem loan identification processes, and a very experienced lending team, the weakened local housing market resulted in some deterioration in a few residential-related credits.  The loan loss reserve increase attributable to those credits was the primary cause for the reduced fourth quarter earnings.  Nonetheless, our balance sheet growth for the year was robust, earnings increased to a record level year-over-year, our efficiency ratio remained in the high forties and net loan charge-offs were 0.01%.”

Converse continued, “We are not out of the woods yet relative to our operating environment and we anticipate 2008 to represent a continuation of very challenging market conditions.  We will persevere by continuing to focus on our core strengths and look forward to growing our franchise with opportunistic branching in select markets.  In 2007, we opened four branches, including our entry into high-growth Loudoun County with two of those four new locations.  We also took advantage of an in-fill opportunity in Centreville, our ninth Fairfax County location, and extended our border to the south with our first branch in Fredericksburg.  In the first half of this year, we will add three more branches in key locations.  We will add a second Fredericksburg and a third Loudoun County branch as we build our reach and visibility in those markets.  We will also fill a void in our coverage inside the beltway with a branch in Falls Church.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

Fourth quarter earnings of $5.6 million were down $825 thousand, or 12.8%, over 2006 fourth quarter earnings of $6.4 million.  On a diluted per share basis, fourth quarter earnings were $0.23 compared to $0.25 for the fourth quarter of 2006, a decrease of 8.0%. For the year ended December 31, 2007, earnings of $25.8 million represents a 5.2% increase over the $24.5 million earned in 2006, with diluted earnings per share of $1.04 increasing 6.1%. Earnings for the three months ended December 31, 2007, were negatively impacted by higher loan loss provisions due to overall loan portfolio growth and due to increases in the level of nonperforming loans, loans 90+ days past due, and other identified potential problem loans. Results for the year included a 9.2% increase in net interest income, a 7.6% increase in non-interest income, an efficiency ratio of 47.8% and a return on average assets and return on average equity of 1.21% and 16.75%, respectively.

Net Interest Income

Net interest income for the fourth quarter of $19.7 million was up 10.5%, compared with $17.8 million for the same quarter last year, as strong growth in interest-earning assets, particularly loans, offset a thirty one basis point decline in the net interest margin from 3.84% in the fourth quarter of 2006 to 3.53% for the current three-month period. For the year, net interest income of $75.2 million was up 9.2%, compared to $68.8 million in 2006, again due to strong growth in interest-earning assets as the net interest margin declined from 4.07% in 2006 to 3.65% in 2007.

The declines in the net interest margin continue to be primarily the result of significantly higher short-term rates on savings, money market and time deposit accounts, a continuing shift of funds from lower rate interest-bearing checking accounts to higher rate accounts, and ongoing strong competition for deposits in the local market. These factors resulted in a forty six basis point increase in the cost of interest-bearing liabilities year-over-year, while the Company’s yield on interest-earning assets rose five basis points.

Despite a 100 basis point decline in the prime rate since September 18, 2007, on a sequential basis the margin was down only five basis points from 3.58% in the third quarter of 2007, as the Bank was able to offset a twenty-five basis point drop in yield on its loan portfolio with higher yields on securities and lower rates on interest-bearing deposits. Management expects that further declines in the prime rate in early 2008 can also be somewhat offset with lower deposit rates as over $800 million of the Bank’s $1.1 billion in time deposits mature and are replaced with lower rate liabilities over the next six months. However, with the FOMCs 75 basis point decrease yesterday and potential near-term decreases, management now anticipates the margin to range from 3.30% to 3.55% for the foreseeable future.

Non-Interest Income

Non-interest income for the fourth quarter of $1.8 million was down $213 thousand, or 10.4%, compared to the same period in 2006, and was up $560 thousand, or 7.6%, from $7.3 million in 2006 to $7.9 million in 2007. Fees and net gains on mortgage loans held-for-sale were down $334 thousand in the fourth quarter and were down $352 thousand year-over-year as the Bank began to hold more of its originations in portfolio rather than selling them, due to a reduction in demand and available loan products in the secondary market. Deposit account service charges and other fees were up slightly for the year. Annual results also include a gain on sale of OREO of $638 thousand, and a loss of $387 thousand on the sale of securities, both in the third quarter of 2007.

Non-Interest Expense

Non-interest expense increased $1.3 million, or 14.9%, from $9.1 million in the fourth quarter of 2006, to $10.4 million in the current period, and increased $5.4 million, or 15.8%, from $34.3 million in 2006 to

$39.7 million for the year ended December 31, 2007. The year-over-year increases were due to the opening of four new branch locations, the hiring of additional loan officers, other staffing and facilities expansion to support loan and deposit growth, and the resumption of FDIC insurance premiums in the second quarter of 2007. As a result of these increases in expenses, the efficiency ratio rose from 45.6% in the fourth quarter of 2006 to 48.3% in the current period and to 47.8% on a year-to-date basis. Management expects an efficiency ratio in the high forties for 2008, although it will be slightly higher in the first half as three new branches are opened.

Loans

Since December 31, 2006, loans, net of allowance for loan losses, have increased $294.9 million, or 18.1%, from $1.63 billion to $1.92 billion. The majority of the loan growth occurred in non-farm, non-residential real estate loans, particularly commercial owner-occupied, and one-to-four family residential real estate loans, rising 21.2% and 37.8%, respectively, while commercial loans increased 25.3%.  Construction loans were up 5.7% year-over-year with growth primarily representing commercial real estate projects. During the three months ended December 31, 2007, loans increased $108.4 million, or 6.0%, with increases in all categories. Overall, loan growth in 2007 was impacted by a higher level of run-off, principally in residential construction loans, with total run-off of $305.1 million compared to $180.7 million in 2006. Management expects loan growth in 2008 to be very similar to what was experienced in 2007 in terms of net dollars and mix.

Deposits

Over the past year, deposits have increased $263.2 million, or 16.4%, from $1.60 billion to $1.87 billion, with demand deposits increasing $26.9 million, savings and interest-bearing demand deposits rising by $57.7 million, and time deposits growing by $178.7 million. For the three months ended December 31, 2007, deposits were up $63.4 million, or 3.5%, with demand deposits up $14.9 million, savings and interest-bearing demand deposits down $12.4 million, and time deposits growing by $60.9 million.

Repurchase Agreements and Federal Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Federal funds purchased increased $73.7 million, or 49.5%, from $148.9 million at December 31, 2006, to $222.5 million at December 31, 2007, and increased $42.0 million, or 23.2%, since September 30, 2007.

Investment Securities

Investment securities increased $92.0 million, or 39.3%, from $234.2 million at December 31, 2006, to $326.2 million at December 31, 2007, and were mostly unchanged during the three months ended December 31, 2007. The majority of this growth in securities occurred early in the third quarter of 2007 as loan growth lagged deposit growth and the Company held a significantly high level of overnight funds. As the rate paid on overnight funds began falling in mid-August the Company began purchasing investment securities ahead of potentially lower rates, with a mix of pass-throughs, CMOs, callable structures issued by U.S. government agencies, and various bank-qualified municipals.

Additionally, in the third quarter of 2007, the Company restructured a portion of its portfolio, whereby the Company sold $35.0 million of available-for-sale securities, with a weighted average yield of 3.72% and an average remaining term of sixteen months.  The sales resulted in an after-tax loss of $252 thousand. Proceeds from the sale were used to purchase $34.8 million in mortgage-backed agency securities with yields ranging from 5.52% to 5.75% for an average yield of 5.64% and with an average life of 5.1 years.

Other Borrowed Funds

With loan growth exceeding deposit growth in 2007 by $31.7 million and with investment securities rising by $92.0 million, the Company bridged the resulting funding shortfall with repurchase agreements, which, as noted above, rose $73.7 million, and other borrowed funds, which increased $25 million due to an advance from the Federal Home Loan Bank of Atlanta. The advance has a current rate of 2.91% and will convert to a fixed rate of 4.25% in March 2008, for a remaining term of 4.5 years, unless it is called.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses increased in the fourth quarter from $1.0 million for the three months ended December 31, 2006, to $2.8 million in the current quarter. Of this $2.8 million in quarterly provisioning, $878 thousand was due to the $108.4 million increase in loans over the three-month period, $845 thousand was due to a $2.5 million increase in non-performing loans and loans 90+ days past due from $1.9 million at September 30, 2007, to $4.4 million, and $1.0 million was due to other identified potential problem loans centered primarily in residential land development and construction loans and businesses impacted by a weakened residential real estate market.  These loans, which are well-secured and currently performing, require higher levels of reserves due to deteriorated operations and/or operating environment and increased $11.4 million from $4.0 million at September 30, 2007, to $15.4 million. Non-performing loans represent nine borrowing relationships, including four added during the quarter, of which one represents a significant part of the increase.  Other identified potential problem loans represent eight borrowing relationships, including four added during the quarter, of which two represent a significant part of the increase.  Overall, the total allowance for loan losses as a percent of total loans, increased from 1.06% at September 30, 2007, to 1.14% at December 31.

For the year, provisions for loan losses of $4.3 million were slightly under the $4.4 million in provisions in 2006, as lower provisions due to lower net loan growth were offset with higher provisions, as non-performing loans and loans 90+ days past due increased from $3.9 million to $4.4 million at December 31, 2007, representing 0.19% of total assets.  Other identified potential problem loans increased from $11.6 million at December 31, 2006, to $15.4 million at year-end. Net charge-offs of $181 thousand for the year, or 0.01% of average loans outstanding, were up slightly from $126 thousand in 2006. Management continues to focus particular attention on loan categories potentially impacted by the current slowdown in residential real estate.

Stockholders’ Equity

Stockholders’ equity increased $29.3 million, or 20.9%, from $139.9 million at December 31, 2006, to $169.1 million at December 31, 2007, due to earnings of $25.8 million, a $1.9 million increase in other comprehensive income related to the investment securities portfolio, and $1.6 million from proceeds and tax benefits related to the exercise of options by directors, officers and employees and stock option expense credits. On May 1, 2007, a ten percent stock dividend was paid, increasing the number of shares outstanding by 2.2 million to 24.0 million as of year-end.  It was the twelfth consecutive year that a stock dividend or split had been paid.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on January 23, 2008, at 11:30 a.m. Eastern Daylight Time to discuss the fourth quarter and year-end 2007 financial results. The public is invited to listen to this conference call by dialing 866-861-4873 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:30 p.m. Eastern Daylight Time on January 23, 2008, until 11:59 p.m. Eastern Daylight Time on January 30, 2008. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1186514.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-five branch offices, two residential mortgage offices and an investment services office, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Summary Operating Results:
Interest and dividend income	$40,775	$34,920	16.8%	$154,138	$125,292	23.0%
Interest expense	21,038	17,066	23.3%	78,981	56,487	39.8%
Net interest and dividend income	19,737	17,854	10.5%	75,157	68,805	9.2%
Provision for loan losses	2,770	1,026	170.0%	4,340	4,406	-1.5%
Non-interest income	1,820	2,033	-10.4%	7,883	7,323	7.6%
Non-interest expense	10,408	9,060	14.9%	39,694	34,289	15.8%
Income before income taxes	8,379	9,801	-14.5%	39,006	37,433	4.2%
Net income	$5,606	$6,431	-12.8%	$25,787	$24,508	5.2%

Performance Ratios:
Return on average assets	0.97%	1.34%		1.21%	1.40%
Return on average equity	13.40%	18.74%		16.75%	19.51%
Net interest margin	3.53%	3.84%		3.65%	4.07%
Efficiency ratio (1)	48.28%	45.56%		47.80%	45.04%

Per Share Data: (2)
Net income-basic	$0.23	$0.27	-14.8%	$1.08	$1.04	3.8%
Net income-diluted	$0.23	$0.25	-8.0%	$1.04	$0.98	6.1%
Average number of shares outstanding:
Basic	24,014,581	23,693,739		23,930,220	23,523,321
Diluted	24,610,554	24,897,456		24,840,298	24,876,881

		As of December 31,
		2007	2006	% Change

Selected Balance Sheet Data:
Loans, net		$1,924,741	$1,629,827	18.1%
Investment securities		326,237	234,203	39.3%
Assets		2,339,697	1,949,082	20.0%
Deposits		1,869,165	1,605,941	16.4%
Stockholders’ equity		169,143	139,851	20.9%
Book value per share (2)		$7.04	$5.90	19.3%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company		9.90%	10.53%
Bank		7.77%	7.83%
Total qualifying capital:
Company		10.96%	11.57%
Bank		10.73%	11.34%

Asset Quality
Non-performing loans:
Impaired loans		$3,648	$3,910
Non-accrual loans		178	10
Total non-performing loans		$3,826	$3,920
Loans 90+ days past due and still accruing		579	—
Total non-performing loans and past due loans		$4,405	$3,920

Non-performing loans
to total loans:		0.20%	0.24%
to total assets:		0.16%	0.20%
Non-performing loans and past due loans
to total loans:		0.23%	0.24%
to total assets:		0.19%	0.20%
Allowance for loan losses to total loans		1.14%	1.10%
Net charge-offs (recoveries)		$181	$126
Net charge-offs to average loans outstanding		0.01%	0.01%

	As of December 31,
	2007	2006	% Change

Loan Portfolio:
Commercial	$238,670	$190,527	25.3%
Real estate-one to four family residential	266,365	193,247	37.8%
Real estate-multifamily residential	56,952	57,913	-1.7%
Real estate-nonfarm, nonresidential	835,503	689,110	21.2%
Real estate-construction	544,290	515,040	5.7%
Farmland	1,468	—	100.0%
Consumer	8,714	6,997	24.5%
Total loans	$1,951,962	$1,652,834	18.1%
Less unearned income	4,961	4,906	1.1%
Less allowance for loan losses	22,260	18,101	23.0%
Loans, net	$1,924,741	$1,629,827	18.1%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$242,966	$174,073	39.6%
Domestic corporate debt obligations	8,543	6,055	41.1%
Obligations of states and political subdivisions	23,001	3,659	528.6%
Restricted stock:
Federal Reserve Bank	1,442	1,442	0.0%
Federal Home Loan Bank	4,631	3,034	52.6%
Community Bankers’ Bank	55	55	0.0%
	$280,638	$188,318	49.0%
Held-to-maturity:
U.S. Government Agency obligations	$33,725	$35,520	-5.1%
Obligations of states and political subdivisions	11,874	10,365	14.6%
	$45,599	$45,885	-0.6%

(1)	Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2)	Adjusted to give effect to a 10% stock dividend in May 2007.

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of December 31,

(Unaudited)

	2007	2006
Assets
Cash and due from banks	$34,201	$34,989
Interest-bearing deposits with other banks	1,140	1,079
Securities (fair value: 2007, $326,314; 2006, $233,401)	326,237	234,203
Loans held-for-sale	4,339	7,796
Loans, net of allowance for loan losses of $22,260 in 2007 and $18,101 in 2006	1,924,741	1,629,827
Bank premises and equipment, net	12,705	9,273
Accrued interest receivable	11,451	9,315
Other assets	24,883	22,600
Total assets	$2,339,697	$1,949,082
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$213,820	$186,939
Savings and interest-bearing demand deposits	517,165	459,495
Time deposits	1,138,180	959,507
Total deposits	$1,869,165	$1,605,941
Securities sold under agreement to repurchase and federal funds purchased	222,534	148,871
Other borrowed funds	25,000	—
Trust preferred capital notes	41,244	44,344
Accrued interest payable	8,942	5,923
Other liabilities	3,669	4,152
Total liabilities	$2,170,554	$1,809,231
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and un-issued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2007, 24,022,850; 2006, 21,560,253	24,023	21,560
Surplus	73,672	31,231
Retained earnings	70,239	87,744
Accumulated other comprehensive loss, net	1,209	(684)
Total stockholders’ equity	$169,143	$139,851
Total liabilities and stockholders’ equity	$2,339,697	$1,949,082

Virginia Commerce Bancorp, Inc.

Consolidated Statements of Income

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Interest and dividend income:
Interest and fees on loans	$36,163	$31,876	$138,919	$115,405
Interest and dividends on investment securities:
Taxable	3,983	2,433	12,888	8,225
Tax-exempt	271	65	752	245
Dividends	91	68	308	276
Interest on deposits with other banks	88	16	140	55
Interest on federal funds sold	179	462	1,131	1,086
Total interest and dividend income	$40,775	$34,920	$154,138	$125,292
Interest expense:
Deposits	$18,222	$14,918	$69,398	$48,152
Securities sold under agreement to repurchase and federal funds purchased	1,860	1,352	6,259	4,730
Other borrowed funds	203	—	225	506
Trust preferred capital notes	753	796	3,099	3,099
Total interest expense	$21,038	$17,066	$78,981	$56,487
Net interest income:	$19,737	$17,854	$75,157	$68,805
Provision for loan losses	2,770	1,026	4,340	4,406
Net interest income after provision for loan losses	$16,967	$16,828	$70,817	$64,399
Non-interest income:
Service charges and other fees	$905	$836	$3,388	$3,226
Non-deposit investment services commissions	167	203	770	621
Fees and net gains on loans held-for-sale	525	859	2,706	3,058
Gain on sale of OREO	—	—	638	—
Gain (loss) on sale of securities	—	—	(387)	—
Other	223	135	768	418
Total non-interest income	$1,820	$2,033	$7,883	$7,323
Non-interest expense:
Salaries and employee benefits	$5,763	$5,333	$22,536	$19,911
Occupancy expense	1,985	1,444	7,031	5,448
Data processing expense	472	521	1,940	1,954
Other operating expense	2,188	1,762	8,187	6,976
Total non-interest expense	$10,408	$9,060	$39,694	$34,289
Income before taxes on income	$8,379	$9,801	$39,006	$37,433
Provision for income taxes	2,773	3,370	13,219	12,925
Net Income	$5,606	$6,431	$25,787	$24,508

Earnings per common share, basic (1)	$0.23	$0.27	$1.08	$1.04
Earnings per common share, diluted (1)	$0.23	$0.25	$1.04	$0.98

(1) Adjusted to give effect to a 10% stock dividend in May 2007.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended December 31,

(Unaudited)

	2007			2006
(Dollars in thousands)	Average Balance	Interest Income-Expense	Average Yields/Rates	Average Balance	Interest Income-Expense	Average Yields/Rates
Assets
Securities (1)	$331,496	$4,345	5.34%	$221,753	$2,566	4.66%
Loans, net of unearned income (2)	1,877,790	36,163	7.65%	1,590,753	31,876	7.85%
Interest-bearing deposits in other banks	7,386	88	4.73%	1,071	16	5.81%
Federal funds sold	16,083	179	4.35%	35,476	462	5.10%
Total interest-earning assets	$2,232,755	$40,775	7.27%	$1,849,053	$34,920	7.50%
Other assets	54,856			61,468
Total Assets	$2,287,611			$1,910,521

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$148,996	$509	1.36%	$154,034	$630	1.62%
Money market accounts	214,429	2,052	3.80%	232,338	2,269	3.87%
Savings accounts	158,788	1,636	4.09%	49,021	450	3.65%
Time deposits	1,110,633	14,025	5.01%	942,160	11,569	4.87%
Total interest-bearing deposits	$1,632,846	$18,222	4.43%	$1,377,553	$14,918	4.30%
Securities sold under agreement to repurchase and federal funds purchased	207,470	1,860	3.56%	135,912	1,352	3.95%
Other borrowed funds	25,000	203	3.17%	—	—	—
Trust preferred capital notes	41,467	753	7.11%	43,000	796	7.24%
Total interest-bearing liabilities	$1,906,783	$21,038	4.38%	$1,556,465	$17,066	4.35%
Demand deposits and other liabilities	214,824			217,913
Total liabilities	$2,121,607			$1,774,378
Stockholders’ equity	166,004			136,143
Total liabilities and stockholders’ equity	$2,287,611			$1,910,521
Interest rate spread			2.89%			3.15%
Net interest income and margin		$19,737	3.53%		$17,854	3.84%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.3 million and $1.4 million for the three months ended December 31, 2007, and 2006, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Year Ended December 31,

 (Unaudited)

	2007			2006
(Dollars in thousands)	Average Balance	Interest Income-Expense	Average Yields/Rates	Average Balance	Interest Income-Expense	Average Yields/Rates
Assets
Securities (1)	$280,852	$13,948	5.04%	$199,658	$8,746	4.42%
Loans, net of unearned income (2)	1,766,501	138,919	7.87%	1,470,264	115,405	7.85%
Interest-bearing deposits in other banks	2,802	140	5.01%	1,055	55	5.20%
Federal funds sold	22,372	1,131	4.98%	21,972	1,086	4.88%
Total interest-earning assets	$2,072,527	$154,138	7.46%	$1,692,949	$125,292	7.41%
Other assets	61,415			54,029
Total Assets	$2,133,942			$1,746,978

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$155,047	$2,499	1.61%	$174,853	$2,880	1.65%
Money market accounts	224,524	8,806	3.92%	195,482	6,879	3.52%
Savings accounts	120,061	5,148	4.29%	26,934	608	2.26%
Time deposits	1,054,962	52,945	5.02%	843,661	37,785	4.48%
Total interest-bearing deposits	$1,554,594	$69,398	4.46%	$1,240,930	$48,152	3.88%
Securities sold under agreement to repurchase and federal funds purchased	165,499	6,259	3.78%	118,092	4,730	4.01%
Other borrowed funds	6,986	225	3.18%	9,726	506	5.13%
Trust preferred capital notes	42,614	3,099	7.17%	43,000	3,099	7.11%
Total interest-bearing liabilities	$1,769,693	$78,981	4.46%	$1,411,748	$56,487	4.00%
Demand deposits and other liabilities	210,262			209,642
Total liabilities	$1,979,955			$1,621,390
Stockholders’ equity	153,987			125,588
Total liabilities and stockholders’ equity	$2,133,942			$1,746,978
Interest rate spread			3.00%			3.41%
Net interest income and margin		$75,157	3.65%		$68,805	4.07%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $5.5 million and $5.4 million for the years ended December 31, 2007, and 2006, respectively.